Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on form S-8 (File No. 333-276311) of our report dated April 10, 2025, relating to the consolidated financial statements of SHF Holdings, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Hartford, CT

April 10, 2025